Exhibit 10.20

EyePoint Pharmaceutical Short-Term Incentive Plan

Purpose

EyePoint Pharmaceuticals (“the Company”) Short-Term Incentive (STI) Plan (the “Plan”) is designed to drive the achievement of Corporate Performance by providing employees the opportunity to receive annual cash awards at the discretion of the Compensation Committee. These awards are based upon achievement of pre-defined Corporate Goals, Performance as well as Individual Performance for each budget/performance year. This Plan replaces the “pSivida Short Term Incentive Plan.” The Plan runs concurrent with the 2016 pSivida Long Term Incentive Plan.

Effective Date

The Plan is effective July 1, 2018, unless otherwise terminated or amended as set forth below.

Eligibility

Active Regular, Full Time EyePoint Pharmaceutical US, Inc employees are eligible to participate in the Plan. Regular, Full Time employees are defined as continuously scheduled for thirty (30) or more hours per week. New Hires with 90 days or more of continuous service through the end of each budget/performance year are eligible to participate. For Employees with less than one full year of service the award will be pro-rated based on hire date. Employees must be in good standing and maintain satisfactory performance.

Corporate Goal Setting

EyePoint CEO proposes annual Corporate Goals, subject to review and approval by the Board’s Compensation Committee for the upcoming budget/performance year.

The Corporate Goals focus on both short-term and long-term strategic growth and development priorities to best yield results for the Company and its various stakeholder groups, in accordance with EyePoint’s Values.

Each Corporate Goal is assigned a weighted factor, reflective of the perceived relative importance of each Corporate Goal to the Company, with the total to equal 100%.

Corporate Performance Score

At the end of the budget/performance year, the CEO will recommend to the Compensation Committee a Corporate Performance Score for each Corporate Goal, using the following scale 1 – 5 (low – high) to describe Achievement of the Corporate Goal:

Achievement Level	Minimum Achievement	Target Achievement	Exceeds Achievement
Achievement Score	1	3	5

The Compensation Committee reviews and approves the Overall Corporate Performance Score. The Compensation Committee has the authority to exercise discretion and consider mitigating circumstances which may result in an adjustment of the scores. The Committee will finalize the Corporate Performance Score for each Corporate Goal. The Overall Corporate Performance Score is the sum of weighted Achievement Scores for each Corporate Goal.

The Overall Corporate Performance Score is one of the factors used to calculate corporate the pool for STI Incentive Awards for the annual compensation cycle.

Individual Performance Score

In FY 2017, EyePoint implemented a Performance Management Process including Individual Goal Setting and Performance Scores based on results and behaviors in alignment with the Company values. At the beginning of each budget/performance year, the CEO communicates EyePoint’s weighted Corporate Goals to all employees. Employees work with their management to determine their Individual Goals. Once the Goals are approved, they are used to track Individual Performance and guide periodic one-on-one meetings between manager and employee.

At the end of the budget /performance year, each employee receives an Individual Performance Results Summary Score of 1 – 5 (low to high). This score is inclusive of both results against goals and behaviors in alignment with Company values. This Individual Performance Score is a factor used to calculate the Short-Term Incentive Award.

Short-Term Incentive Award Weighting and Governance

Short-Term Incentive Awards are “at-risk” variable compensation for each budget/performance year and are reflective of both Corporate Performance and Individual Performance. They are earned each year, and are not a permanent component of any employee’s direct compensation. The weighting of Corporate and Individual Performance, and the governance decisions for STI Awards, are as follows:

Organization Level/Title	% Corporate Performance Score Weighting	% Individual Performance Score Weighting	Determined by:
President and CEO	100	0	Compensation Committee
Direct report of CEO (independent of title, but excluding administrative assistant) [defined as ‘executives’ in the context of this document]	75	25	Compensation Committee & CEO
VP	60	40	Senior Staff & CEO
Exec./Sr./Director	50	50	Senior Staff & CEO
Assoc. Director/Sr./Manager	40	60	Senior Staff & CEO
Associate Manager/Supervisor	35	65	Manager
All Others	25	75	Manager

Target Short-Term Incentive Percentage

The Short-Term Incentive Targets are based on factors outlined above, as well as each employee’s role and its relative impact based on job responsibilities and accountabilities. As such, the Target STI Percentage range by role is as follows:

Director/Senior Director = 20-25%

Manager/Senior Manager = 10-20%

Individual Contributor = 6-10%

Overview of EyePoint’s Short-Term Incentive Plan Factors

To best illustrate how the STI Plan works, below is a snapshot of how awards are calculated:

Corporate Goals	% Weighting	Corporate Performance Score	Overall Individual Performance Score	Target Short-Term Incentive Percentage	Payout Level (Percent of Target Amount)
Set annually with CC approval	Variable based on approved goals	1 – 5 (Low to High) Weighting per Level/Title	1 – 5 (Low to High) Sum Weighted Total Average of Each Individual Goal Achievement Score Weighting per Level/Title	Variable based on position level in organization	0 = 0% 1 = 0% 2 = 50% 3 = 100% 4 = 125% 5 = 150%

STI Award Payouts

Short-Term Incentive Awards are calculated using the factors described above. The STI Award value is paid as a cash lump sum award, subject to the discretion of the Compensation Committee.

The cash lump sum award is generally paid (less applicable withholding and payroll taxes) within 90 days following the close of the budget/performance year, provided all eligibility requirements are met.

Changes in Employment

Employees who change roles within the budget /performance year, and have a change in STI target, will receive a pro-rated portion of their STI Target Percentage reflective to their time in the role.

Employees on paid Leave of Absence are eligible to participate in the STI plan only upon their Return to Work. STI Awards will be pro-rated to reflect Corporate and Individual Performance achieved during active status. The award will be paid according to the same payroll processing schedule as active eligible employees.

Changes in Control

In the event of a Change in Control, assuming the above, Bonus will be paid out at 100% of Target.

Administration

The Compensation Committee and assigned Management Liaison to the Compensation Committee are collectively responsible for the administration and compliance of the Plan.

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